Exhibit 99.C

VOTING AGREEMENT

VOTING AGREEMENT dated as of September 26, 2005 by and among the stockholders of Reinhold Industries, Inc., a Delaware corporation (the “Company”), listed on Schedule A hereto (each a “Stockholder”, and, collectively, the “Stockholders”) and TCG Guardian 2 Limited, a company incorporated and registered in England and Wales (“Acquiror”).

WHEREAS, the Company and Acquiror are considering the execution of a Share Sale Agreement (the “Agreement”) contemplating the acquisition of NP Aerospace Limited, a wholly owned subsidiary of the Company, by Acquiror (the “Acquisition”); and

WHEREAS, each Stockholder will receive substantial direct and indirect benefit from the consummation of the Acquisition and the other transactions contemplated by the Agreement; and

WHEREAS, voting agreements among the stockholders of a Delaware corporation are authorized under Section 218(c) of the Delaware General Corporation Law.

NOW, THEREFORE, in consideration of the substantial cost and expense that Acquiror will incur in connection with the transactions contemplated by the Agreement, and other good and valuable consideration the sufficiency of which is hereby acknowledged, and in order to induce Acquiror to execute the Agreement and to proceed to incur such expenses, the parties hereto hereby agree and undertake as follows:

SECTION 1.         TRANSFER AND VOTING AGREEMENTS

Each Stockholder hereby covenants and agrees with the Acquiror and each other Stockholder as follows:

1.1           Such Stockholder shall not, directly or indirectly, (a) sell, transfer or otherwise dispose of or encumber prior to the closing of the Acquisition any or all of such Stockholder’s shares of the common stock of the Company (the “Shares”) or any rights relating to such Shares, (b) enter into any contract, option or other agreement or undertaking with respect to any such sale, transfer, disposition or encumbrance or (c) deposit any of such Stockholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares beneficially owned by such Stockholder or grant any proxy with respect thereto, other than to the proxies appointed by the Board of Directors of the Company for the purpose of voting to approve the Agreement and Acquisition.

1.2           Such Stockholder shall vote or cause to be voted all of such Stockholder’s Shares, whether such Shares are beneficially owned by such Stockholder on the date of this Voting Agreement or are subsequently acquired, for the approval of the Agreement and the Acquisition at any meeting of the Company’s stockholders, or any adjournment thereof, considering the approval of the Agreement and the Acquisition, regardless of how such meeting is called and whether such meeting is a special or annual meeting of the Company’s stockholders.

1.3           Such Stockholder acknowledges and agrees that Acquiror is relying upon the representations and warranties and covenants of such Stockholder and each other Stockholder as a material inducement to enter into the Agreement and for Acquiror to incur substantial costs and expenses in connection with the Acquisition and the other transactions contemplated by the Agreement.  Such Stockholder acknowledges and agrees that any remedy at law for breach of any provisions hereof shall be inadequate and that, in addition to any other relief which may be available, and party hereto, its successors and assigns shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

SECTION 2.         REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

2.1           Making of Representations and Warranties.  As a material inducement to Acquiror to enter into this Voting Agreement and consummate the transactions contemplated hereby, each Stockholder hereby severally makes to Acquiror, solely with respect to such Stockholder’s own Shares and to such Stockholder, the representations and warranties contained in this Section 2.

2.2           Organization and Corporate Power.  If such Stockholder is an insurance company, such Stockholder is an insurance company duly organized and validly existing under the laws of the Commonwealth of Massachusetts.  If such Stockholder is a limited liability company, such Stockholder is a limited liability company duly organized and validly existing under the laws of the State of Delaware.  If such Stockholder is a limited partnership, such Stockholder is a limited partnership under the laws of the Cayman Islands.  Such Stockholder has all required power and authority to enter into this Voting Agreement and to carry out the transactions contemplated hereby.  Such Stockholder is not in violation of (a) any term of its governing instrument or agreement, or (b) any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to such Stockholder or to which such Stockholder is a party.

2.3           Ownership of Shares.  Such Stockholder has the sole power to vote or direct the voting of the number of Shares set forth opposite such Stockholder’s name under the column “Total Shares” on Schedule A, on all matters requiring stockholder action, whether at any meeting of the Company’s stockholders or by written consent solicited by the Board of Directors of the Company.  Such Shares are free and clear of any and all liens, encumbrances, charges, claims, voting trusts or agreements (other than those arising hereunder).

2.4           Authority of Stockholder.  Such Stockholder has full right, authority, power and capacity to enter into this Voting Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Stockholder pursuant to this Voting Agreement and to carry out the transactions contemplated hereby and thereby.  This Voting Agreement and each agreement, document and instrument executed and delivered by such Stockholder pursuant to this Voting Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and the rules and laws governing specific performance, injunctive relief and other equitable remedies.  The execution, delivery and performance of this Voting Agreement and each such agreement, document and instrument:  (i) does not and will not violate any laws of the United States or any state or other jurisdiction of the United States or any other country applicable to such Stockholder, or require such Stockholder to obtain any approval, consent or waiver from, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of, any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company, any of its subsidiaries or such Stockholder is a party or by which the property of such Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any assets of the Company or any of its subsidiaries or of such Stockholder, or on any Shares owned by such Stockholder.

SECTION 3.         REPRESENTATIONS AND WARRANTIES OF ACQUIROR

3.1           Making of Representations and Warranties.  As a material inducement to the Stockholders to enter into this Voting Agreement and consummate the transactions contemplated hereby, Acquiror hereby makes to the Stockholders the representations and warranties contained in this Section 3.

3.2           Organization and Corporate Power.  Acquiror is a corporation duly organized and validly existing under the laws of England and Wales.  Acquiror has all required corporate power and authority to enter into this Voting Agreement and to carry out the transactions contemplated hereby.  Acquiror is not in violation of (a) any term of its articles of association or (b) any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to Acquiror or to which Acquiror is a party.

3.3           Authorization and Non-Contravention.  This Voting Agreement is a valid and binding obligation of Acquiror, enforceable in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules and laws governing specific performance, injunctive relief and other equitable remedies.  The execution, delivery and performance of this Voting Agreement has been duly authorized by all necessary corporate or other action of Acquiror.  The execution of this Voting Agreement and the performance of any transaction contemplated hereby will not: (i) violate, conflict with or result in a default under any contract or obligation to which Acquiror is a party or by which it or its assets are bound, or any provision of Acquiror’s articles of association; (ii) violate, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to Acquiror; (iii) require Acquiror to provide or obtain any notice to, declaration or filing with, or consent or approval of any governmental authority or other third party; or (iv) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which Acquiror is a party or by which Acquiror is bound.

SECTION 4.         TERMINATION

This Voting Agreement shall automatically terminate upon the earlier of (i) the favorable vote of the Company’s stockholders with respect to the approval of the Agreement and the Acquisition, (ii) the termination of the Agreement in accordance with its terms or (iii) the Completion Date.

SECTION 5.         MISCELLANEOUS

5.1           Notices.  All notices hereunder shall be effective if in writing and if delivered as follows:

(a)	If to Acquiror, to:	David FitzGerald/Chris Hodges/John Woyton
THE CARLYLE GROUP
Lansdowne House
57 Berkeley Square
London
W1J 6ER
United Kingdom

	With a copy to:	Mike Bond
Latham & Watkins
99 Bishopsgate
London
EC2M 3XF
United Kingdom
Ref: 017637-0567

(b)           If to any Stockholder:

to the address for that Stockholder set forth on Schedule A.

or to such other address as may have been designated in a prior notice.  Notices may be sent by (i) overnight courier, (ii) facsimile transmission, or (iii) registered or certified mail, postage prepaid, return receipt requested, and shall be deemed to have been given (x) in the case of overnight courier, the next business day after the date sent, (y) in the case of facsimile transmission on the date of such transmission, and (z) in the case of mailing, three business days after being mailed, and otherwise notices shall be deemed to have been given when received by the person to whom the notice is addressed.

5.2           Binding Effect.  Except as may be otherwise provided herein, this Voting Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Except as otherwise provided in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to confer on any person other than the Stockholders and Acquiror any rights or benefits hereunder.

5.3           Counterparts.  This Voting Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.  Any facsimile transmission of a signed counterpart shall be deemed to be an original counterpart and any signature appearing thereon shall be deemed to be an original signature.

5.4           Governing Law.  This Voting Agreement shall be governed by and construed under Delaware law, without regard to conflict of laws principles.

5.5           Waivers.  Compliance with the provisions of this Voting Agreement may be waived only by a written instrument specifically referring to this Voting Agreement and signed by the party waiving compliance.  No course of dealing, nor any failure or delay in exercising any right, shall be construed as a waiver, and no single or partial exercise of a right shall preclude any other or further exercise of that or any other right.

5.6           Modification.  No supplement, modification or amendment of this Voting Agreement shall be binding unless made in a written instrument which specifically refers to this Voting Agreement and is signed by Acquiror and the Stockholders.

5.7           Entire Agreement.  This Voting Agreement and the agreements and documents referred to in this Voting Agreement or delivered hereunder are the exclusive statement of the agreement among the parties concerning the subject matter hereof and supersede all prior agreements.  All negotiations, disclosures, discussions and investigations relating to the subject matter of this Voting Agreement are merged into this Voting Agreement, and there are no representations, warranties, covenants, understandings, or agreements, oral or otherwise, relating to the subject matter of this Voting Agreement, other than those included herein.

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IN WITNESS WHEREOF the parties hereto have executed this Voting Agreement or caused this Voting Agreement to be executed as of the date set forth above by their duly authorized representatives.

STOCKHOLDERS:	MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
By: Babson Capital Management LLC, its Investment Adviser

	By:	/s/ Robert D. Erwin
	Printed:	Robert D. Erwin
	Title:	Managing Director

MASSMUTUAL HIGH YIELD PARTNERS II, LLC

	By:	HYP Management LLC, its Managing Member
	By:	/s/ Robert D. Erwin
	Printed:	Robert D. Erwin
	Title:	Vice President

MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED

By: Babson Capital Management LLC under delegated authority from Massachusetts Mutual Life Insurance Company as Investment Manager

	By:	/s/ Robert D. Erwin
	Printed:	Robert D. Erwin
	Title:	Managing Director

/s/ Andrew McNally IV
Andrew McNally IV

/s/ Forrest E. Crisman, Jr.
Forrest E. Crisman, Jr.

/s/ Ralph R. Whitney, Jr.
Ralph R. Whitney, Jr.

/s/ Glenn Scolnik
Glenn Scolnik

/s/ Michael T. Furry
Michael T. Furry

/s/ Richard A. Place
Richard A. Place

/s/ Brett R. Meinsen
Brett R. Meinsen

ACQUIROR:	TCG GUARDIAN 2 LIMITED

By:
Printed:
Title:

SCHEDULE A

STOCKHOLDERS

Name and Address of Stockholder	Total Shares

Massachusetts Mutual Life Insurance Company c/o Babson Capital Management LLC 1500 Main Street, Suite 2200 Springfield, MA 01115 Attn: Robert D. Erwin	460,025

MassMutual High Yield Partners II, LLC c/o Babson Capital Management LLC 1500 Main Street, Suite 2200 Springfield, MA 01115 Attn: Robert D. Erwin	460,024

MassMutual Corporate Value Partners Limited c/o Babson Capital Management LLC 1500 Main Street, Suite 2200 Springfield, MA 01115 Attn: Robert D. Erwin	175,246

Andrew McNally IV Hammond, Kennedy, Whitney & Company, Inc. 333 North Michigan Avenue, Suite 2200 Chicago, IL 60601	93,473

Forrest E. Crisman, Jr. 37 Pembroke Hill Farmington, CT 06032	63,651

Ralph R. Whitney, Jr. 3441 Highway 34 Wheatland, WY 82201	66,286

Glenn Scolnik Hammond, Kennedy, Whitney & Company, Inc. 8888 Keystone Crossing, Suite 600 Indianapolis, IN 46240	67,535

Michael T. Furry Reinhold Industries, Inc. 12827 E. Imperial Highway Santa Fe Springs, CA 90670-4713	193,223

Richard A. Place 4898 Hickory Hill Road Ann Arbor, MI 48105-9744	9,636

Brett R. Meinsen Reinhold Industries, Inc. 12827 E. Imperial Highway Santa Fe Springs, CA 90670-4713	25,386